Exhibit 4.1
IMH SECURED LOAN FUND, LLC
RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

i

TABLE OF CONTENTS

ARTICLE 1 – ORGANIZATION OF THE LIMITED LIABILITY COMPANY	6
1.1 Formation	6
1.2 Name	6
1.3 Place of Business	6
1.4 Purpose	6
1.5 Articles of Organization	6
1.6 Term of Existence	7
1.7 Power of Attorney	7
1.8 Nature of Power of Attorney	7
ARTICLE 2 – DEFINITIONS	7
2.1 Acquisition and Investment Evaluation Expenses	8
2.2 Acquisition and Investment Evaluation Fees	8
2.3 Administrator	8
2.4 Affiliate	8
2.5 Agreement	8
2.6 Capital Account	8
2.7 Capital Contribution	9
2.8 Capital Transaction	9
2.9 Code	9
2.10 Company	9
2.11 Deed(s) of Trust	9
2.12 Delaware Statutes	9
2.13 Direct Expenses	9
2.14 Earning Asset Base	9
2.15 Fiscal Year	9
2.16 Front-End Fees	9
2.17 Gross Asset Value	10
2.18 Independent Expert	10
2.19 Interests	10
2.20 Majority	10
2.21 Manager	10
2.22 Member	11
2.23 Members’ Equity	11
2.24 Memorandum	11
2.25 Mortgage Investment(s)	11
2.26 Mortgage Loans	11
2.27 NASAA Guidelines	11
2.28 Net Distributable Earnings	11
2.29 Net Proceeds	11
2.30 Offering	11
2.31 Organization and Offering Expenses	11
2.32 Person	11
2.33 Plan	11
2.34 Profits and Losses	11
2.35 Program	12

2.36 Purchase Price	12
2.37 Real Property	12
2.38 Regulations	12
2.39 Reinvested Distributions	12
2.40 Roll-Up	12
2.41 Roll-Up Entity	12
2.42 Sponsor	13
2.43 Subscription Agreement	13
2.44 Units	13
2.45 Writedown	13
2.46 Writedown Amount	13
ARTICLE 3 – THE MANAGER	13
3.1 Control by Manager	13
3.2 Limitations on Manager’s Authority	14
3.3 Right to Purchase Receivables and Loans	15
3.4 Extent of Manager’s Obligation and Fiduciary Duty	16
3.5 Liability and Indemnification of Manager	16
3.6 Payment of Expenses by Manager	17
3.7 Assignment by the Manager	17
3.8 Removal of Manager	18
3.9 Right to Rely on Manager	18
3.10 Transfer of the Control of the Manager	18
3.11 Amendment to the Manager’s Duties	18
ARTICLE 4 – INVESTMENT AND OPERATING POLICIES	19
4.1 Commitment of Capital Contributions	19
4.2 Investment Policy	19
ARTICLE 5 - CAPITAL CONTRIBUTIONS; LOANS TO COMPANY	19
5.1 Capital Contribution by Manager	19
5.2 Contributions of Other Members	19
5.3 Interest	19
5.4 Loans	19
ARTICLE 6 – VOTING AND OTHER RIGHTS OF MEMBERS	19
6.1 No Participation in Management	19
6.2 Rights and Powers of Members	20
6.3 Meetings	20
6.4 Limited Liability of Members	21
6.5 Access to Books and Records	21
6.6 Representation of Company	21
ARTICLE 7 – PROFITS AND LOSSES; CASH DISTRIBUTIONS	21
7.1 Allocation of Profits and Losses	21
7.2 Net Distributable Earnings	22
7.3 Net Proceeds	22
7.4 Cash Distributions Upon Dissolution	22
7.5 Special Allocation Rules	22
7.6 Code Section 704(c) Allocations	23
7.7 Intent of Allocations	24

7.8 Quarterly Review of Assets	24
ARTICLE 8 – DISTRIBUTION REINVESTMENT PLAN	24
8.1 Members’ Reinvested Distributions	24
8.2 Purchase of Additional Units	24
8.3 Statement of Account	25
8.4 Continued Suitability Requirements	25
8.5 Changes or Termination of the Plan	25
ARTICLE 9 – BOOKS AND RECORDS, REPORTS AND RETURNS	25
9.1 Books and Records	25
9.2 Annual Statements	26
9.3 Filings	26
9.4 Suitability Requirements	26
9.5 Fiscal Matters	26
ARTICLE 10 – TRANSFER OF COMPANY INTERESTS	27
10.1 Interests of Manager	27
10.2 Transfer of Member’s Interest	27
10.3 Further Restrictions on Transfers	28
ARTICLE 11 – DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER, WITHDRAWAL OF THE MANAGER	28
11.1 Effect of Death or Legal Incompetency of a Member on the Company	29
11.2 Rights of Personal Representative	29
11.3 Withdrawal of Members Other than Managers	29
11.4 Withdrawal by Manager	30
11.5 Payment to Terminated Manager	30
ARTICLE 12 – DISSOLUTION OF THE COMPANY	30
12.1 Events Causing Dissolution	30
12.2 Winding Up	31
12.3 Order of Distribution of Assets	31
12.4 No Recourse to Manager	31
12.5 Compliance With Timing Requirements of Regulations	31
ARTICLE 13 – ROLL-UPS	31
13.1 Roll-Up Transactions: Appraisal	31
13.2 Members’ Rights in a Roll-Up	32
13.3 Limitations on Roll-Ups	32
ARTICLE 14 – COMPENSATION TO THE MANAGER AND ITS AFFILIATES	32
ARTICLE 15 - MISCELLANEOUS	33
15.1 Covenant to Sign Documents	33
15.2 Notices	33
15.3 Right to Engage in Competing Business	33
15.4 Amendment	33
15.5 Entire Agreement	34
15.6 Waiver	34
15.7 Severability	34
15.8 Application of Delaware Law	34
15.9 Captions	34
15.10 Number and Gender	34
15.11 Counterparts	34

15.12 Waiver of Action for Partition	34
15.13 Defined Terms	34
15.14 Binding on Assignees	34
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v

RESTATED OPERATING AGREEMENT
OF
IMH SECURED LOAN FUND, LLC
A DELAWARE LIMITED LIABILITY COMPANY
     THIS OPERATING AGREEMENT (this “Agreement”) was made and entered into as of the 15th day of May, 2003, as restated as of the 30th day of March, 2006, by and among Investors Mortgage Holdings, Inc., an Arizona corporation (the “Manager” and, in its capacity as a member of the Company, the “Initial Member”), and all Persons who may become members of the Company from time to time in accordance herewith, (the “Members”), and IMH Secured Loan Fund, LLC, a Delaware limited liability company (the “Company”).
WITNESSETH
     WHEREAS, the Company was formed pursuant to a Certificate of Formation, which was executed by the Manager and filed in the office of the Secretary of State of the State of Delaware on May 14, 2003, and an Operating Agreement, dated May 15, 2003;
     WHEREAS, pursuant to Section 15.4 of the Operating Agreement, the Manager possesses the power to amend the Operating Agreement provided such amendment does not adversely affect the rights of the Members; and
     WHEREAS, the Manager deems it advisable to restate the Operating Agreement in accordance with the terms and conditions set forth herein;
     NOW, WHEREFORE, in consideration for the mutual agreements, covenants and premises set forth herein, the Operating Agreement is hereby adopted:
ARTICLE 1
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
     1.1 Formation. The Initial Member caused the formation of the Company on May 14, 2003 under the provisions of the Delaware Statutes.
     1.2 Name. The name of the Company is IMH Secured Loan Fund, LLC.
     1.3 Place of Business. The principal place of business of the Company is located at 11333 N. Scottsdale Road, Suite 160, Scottsdale, Arizona 85254, until the Manager changes it after giving the Members notice. In addition, the Company may maintain such other offices and places of business in the United States as the Manager may deem advisable. The Manager will file all necessary or desirable documents to permit the Company to conduct its business lawfully in any state or territory of the United States.
     1.4 Purpose. The primary purpose of the Company is to generate earnings and cash flow and to distribute the same to the Members. The Company will invest in or purchase Mortgage Investments, and do all things reasonably related thereto, including developing, managing and either holding for investment or disposing of real property acquired through foreclosure, either directly or through general partnerships or other joint ventures, all as further provided for in this Agreement.
     1.5 Certificate of Formation. The Company’s Certificate of Formation, has been duly executed, acknowledged and filed with the Office of the Secretary of State of the State of Delaware under the provisions of the Delaware Statutes. The Manager is authorized to execute and cause to be filed additional Certificates of Amendment of the Certificate of Formation whenever required by the Delaware Statutes or this Agreement.
     1.6 Term of Existence. The Company’s existence began on May 14, 2003 and is perpetual, unless earlier terminated under the provisions of this Agreement or by operation of law.
     1.7 Power of Attorney. Each of the Members irrevocably constitutes and appoints the Manager as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:
1.7.1	This Agreement, the Certificate of Formation, as well as any and all amendments thereto required under the laws of the State of Delaware or of any other state, or which the Manager deems advisable to prepare, execute and file;

1.7.2	Any certificates, instruments and documents, including, without limitation, fictitious business name statements, as may be required to be filed by the Company by any governmental agency or by the laws of any state or other jurisdiction in which the Company is doing or intends to do business, or which the Manager deems advisable to file; and

1.7.3	Any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Member, or the dissolution and termination of the Company, provided that the continuation, admission, substitution or dissolution or termination, as applicable, is in accordance with the terms of this Agreement.
     1.8 Nature of Power of Attorney. The grant of authority in Section 1.7:
1.8.1	Is a Special Power of Attorney coupled with an interest, is irrevocable, survives the death of the Member and shall not be affected by the subsequent incapacity of the Member;

1.8.2	May be exercised by the Manager for each member by a facsimile signature of or on behalf of the Manager or by listing all of the members and by executing any instrument with a single signature of or on behalf of the Manager, acting as attorney-in-fact for all of them; and

1.8.3	Shall survive the delivery of an assignment by a Member of the whole or any portion of his Interests; except that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted Member, the Special Power of Attorney shall survive the delivery of the assignment for the sole purpose of enabling the person to execute, acknowledge, and file any instrument necessary to effect the substitution.
ARTICLE 2
DEFINITIONS
     The terms set forth in this Article 2 shall, for all purposes of this Agreement, have the following meanings:

     2.1 Acquisition and Investment Evaluation Expenses means expenses including but not limited to legal fees and related expenses, travel, communication, appraisal, accounting fees and expenses, title company charges, and other expenses related to the evaluation, selection and acquisition of Mortgage Investments, whether or not acquired.
     2.2 Acquisition and Investment Evaluation Fees means the total of all fees and commissions paid by any Person when purchasing or investing in Mortgage Investments. Included in the computation of these fees or commissions shall be any selection fee, mortgage placement fee, non-recurring management fee, and any evaluation fee, loan fee, or points paid by borrowers to the Manager, or any fee of a similar nature, however designated.
     2.3 Administrator means the agency or official administering the securities law of a state in which units are registered or qualified for offer and sale.
     2.4 Affiliate means, with respect to any Person, (a) any person directly or indirectly controlling, controlled by or under common control with the Person, (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the Person, (c) any officer, director or Member of the Person, or (d) if the other Person is an officer, director or Manager, any company for which the Person acts in any similar capacity.
     2.5 Agreement means this Operating Agreement, as amended from time to time.
     2.6 Capital Account means, for any Member, the Capital Account maintained for the Member in accordance with the following provisions:
2.6.1	The Manager shall credit to each Member’s Capital Account the Member’s Capital Contribution, the Member’s distributive share of Profits (Net Distributable Earnings), any items in the nature of income or gain that are specially allocated to a Member, and the amount of any Company liabilities that are assumed by the Member or that are secured by any Company property distributed to the Member.
2.6.2	The Manager shall debit from each Member’s Capital Account the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated to a Member and the amount of any liabilities of the Member that are assumed by the Company or that are secured by any property contributed by the Member to the Company.
     If the Gross Asset Value of a Company asset is adjusted as a result of a Writedown, the Manager shall concurrently adjust the Capital Accounts of all Members to reflect the aggregate net adjustment that would have occurred if the Company had recognized Losses equal to the Writedown Amount and the Losses were allocated under Article 7.
     If any interest in the Company is transferred in accordance with Section 10.2 of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulation. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with the then existing Regulations, the Manager may make the modification, provided that it is not likely to have a material effect on the amounts distributable to any Member under Articles 7 and 12 of this Agreement. The Manager shall adjust the amounts debited or credited to Capital Accounts for (a) any property contributed to the Company or distributed to the Manager, and (b) any liabilities that are secured by the contributed or distributed property or that are assumed by the Company or the Manager, if the Manager determines the adjustments are necessary or appropriate under Regulation 1.704-1(b)(2)(iv). The Manager shall make any appropriate modification if unanticipated events might otherwise cause this Agreement not to comply with Regulation 1.704-1(b) as provided for in Sections 7.7 and 15.4.
     2.7 Capital Contribution means the total contributions to the capital of the Company made by a Member (i) in cash, or (ii) by way of automatic reinvestment of Company distributions (or deemed distributions). “Initial Capital Contribution” means the amount paid in cash by each Member with his original subscription for an acquisition of units of the Company under the Memorandum plus, in the case of the Manager, any amount contributed pursuant to Section 5.1.
     2.8 Capital Transaction means (i) the repayment of principal or prepayment of a Mortgage Investment, including deemed repayments of Mortgage Investments or other dispositions thereof, to the extent classified as a return of capital under the Code, (ii) the foreclosure, sale, exchange, condemnation, eminent domain taking or other disposition under the Code of a Mortgage Investment or Real Property subject to a Mortgage Investment, or (iii) the payment of insurance or a guarantee for a Mortgage Investment.
     2.9 Code means the Internal Revenue Code of 1986, as amended from time to time, and corresponding provisions of subsequent revenue laws.
     2.10 Company means IMH Secured Loan Fund, LLC, the Delaware limited liability company to which this Agreement pertains.
     2.11 Deed(s) of Trust means the lien(s) created on the Real Property of borrowers securing their respective obligations to the Company to repay Mortgage Investments, whether in the form of a deed of trust, mortgage or otherwise.
     2.12 Delaware Statutes means the Delaware laws with respect to limited liability companies, as amended from time to time, unless indicated to the contrary by the context.
2.13 Direct Expenses means IMH management fees, activity in the loan loss reserve account, and costs associated with defaulted loans, foreclosure activities, and property we have acquired through foreclosure.
     2.14 Earning Asset Base means the Mortgage Investments held by the Fund and property acquired through foreclosure, upon which income is being accrued under generally accepted accounting principles.
     2.15 Fiscal Year means, subject to the provisions of Section 706 of the Code and Section 9.5.1, (i) the period commencing on the date of formation of the Company and ending on December 31, 2003 (ii) any subsequent 12-month period on January 1 and ending on December 31 and (iii) the period commencing January 1 and ending on the date on which all Company assets are distributed to the Members under Article 12.
     2.16 Front-End Fees means any fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering

Expenses, Acquisition and Investment Evaluation Expenses and Acquisition and Investment Evaluation Fees, and any other similar fees, however designated by the Company.
     2.17 Gross Asset Value means, for any Company asset, the following:
2.17.1	The initial Gross Asset Value of any Company asset at the time that it is contributed by a Member to the capital of the Company shall be an amount equal to the fair market value of the Company asset (without regard to Code Section 7701(g)), as determined by the contributing Member and the Manager;

2.17.2	The Gross Asset Value of any Company asset acquired other than by being contributed by a Member shall be the amount paid or invested by the Company in exchange for the asset;

2.17.3	The Gross Asset Values of all Company assets distributed to a Member shall be adjusted, as determined by the distributee Member and the Manager, to equal their respective fair market values upon the distribution to a Member by the Company of more than a de minimis amount of Company assets (other than money), unless all Members simultaneously receive distributions of undivided interests in the distributed Company assets in proportion to their respective Capital Accounts;

2.17.4	The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values (as determined by the Manager, in its reasonable discretion) upon the termination of the Company for Federal income tax purposes under Code Section 708(b)(1)(B); and

2.17.5	The Gross Asset Value of a Company asset shall be adjusted in the case of a Writedown of the Company asset in accordance with Sections 2.45, 2.46 and 7.8.
     2.18 Independent Expert means a Person with no material current or prior business or personal relationship with the Manager, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform the services.
     2.19 Interests means the interests of a Member in the Company as a member, representing such Member’s rights, powers and privileges as specified in this Agreement. A Member’s Interests may be expressed as a number of Units.
     2.20 Majority means any group of Members who together hold more than 50% of the total outstanding Interests of the Company as of a particular date (or if no date is specified, as of the beginning of the first day of the then current calendar month).
     2.21 Manager means Investors Mortgage Holdings, Inc., an Arizona corporation, in that capacity, or any Person replacing Investors Mortgage Holdings, Inc. under this Agreement. Investors Mortgage Holdings, Inc., in its capacity as the Initial Member, is a distinct entity from the Manager for purposes of this Agreement unless the context should indicate to the contrary.

     2.22 Member means an owner of units in the Company who has acquired the units and become a member or substitute member pursuant to Section 5.2 or Article 10 of this Agreement, or as the Initial Member.
     2.23 Members’ Equity means the excess of total assets over total liabilities as determined by generally accepted accounting principles.
     2.24 Memorandum means the May 2003 Private Placement Memorandum of the Company offering the units for sale, or as updated from time to time.
     2.25 Mortgage Investment(s) means the Mortgage Loan(s) or an interest in the Mortgage Loans.
     2.26 Mortgage Loans means notes, bonds and other evidences of indebtedness or obligations that are negotiable or non-negotiable and secured or collateralized by Deeds of Trust on Real Property.
     2.27 NASAA Guidelines means the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc. adopted on September 10, 1996, as amended from time to time unless indicated to the contrary by the context.
     2.28 Net Distributable Earnings means net income computed in accordance with generally accepted accounting principles, adjusted for activity in the loan loss reserve account.
     2.29 Net Proceeds means the net cash proceeds (or deemed net proceeds) from any Capital Transaction.
     2.30 Offering means the offer and sale of units of the Company made under the Memorandum.
     2.31 Organization and Offering Expenses means those expenses incurred in connection with the Offering of units in the Company pursuant to the Memorandum and paid or owed to a non-related third party. Such Organization and Offering Expenses include fees paid to attorneys, brokers, accountants, and any other charges incurred in connection with the Offering pursuant to the Memorandum and will be paid by the Manager.
     2.32 Person means any natural person, partnership, corporation, unincorporated association or other legal entity.
     2.33 Plan means the Reinvestment Plan described in Article 8 of this Agreement.
     2.34 Profits and Losses mean, for each Fiscal Year or any other period, an amount equal to the Company’s taxable income or loss for the Fiscal Year or other given period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately under Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
2.34.1	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses under this section shall be added to the taxable income or loss;

2.34.2	Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures under Regulation 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses under this section, shall be subtracted from the taxable income or loss.

2.34.3	In the event the Gross Asset Value of any Company asset is adjusted as required by the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset (assuming the asset was disposed of just prior to the adjustment) for purposes of computing Profits or Losses in the Fiscal Year of adjustment;

2.34.4	Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the Adjusted Basis of that property may differ from its Gross Asset Value;

2.34.5	Depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss shall be based on the Gross Asset Value of an asset; and

2.34.6	Any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 7.5.1 through 7.5.5 hereof shall not be taken into account in computing Profits or Losses.
     2.35 Program means a limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investing in mortgage loans.
     2.36 Purchase Price means the price paid upon or in connection with the purchase of a mortgage, but excludes points and prepaid interest.
     2.37 Real Property means and includes (a) land and any buildings, structures, and improvements, and (b) all fixtures, whether in the form of equipment or other personal property, that is located on or used as part of land. Real Property does not include Deeds of Trust, mortgage loans or interests therein.
     2.38 Regulations means, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code, as the regulations may be lawfully changed from time to time.
     2.39 Reinvested Distributions means units purchased under the Company’s Plan (as defined in Article 8 of this Agreement).
     2.40 Roll-Up means a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity. “Roll-Up” does not include a transaction involving (i) securities of the Company, if any, listed on a national securities exchange or quoted on the Nasdaq National Market for 12 months or (ii) conversion to corporate, trust, limited liability company, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in any of the following: (a) Members’ voting rights; (b) the term of existence of the Company; (c) Manager compensation; (d) the Company’s investment objectives.
     2.41 Roll-Up Entity means a company, real estate investment trust, corporation, limited liability company, limited or general partnership or other entity that would be created or would survive after the successful completion of a proposed Roll-Up.

     2.42 Sponsor means any Person (a) directly or indirectly instrumental in organizing, wholly or in part, a Program, or a Person who will manage or participate in the management of a Program, and any Affiliate of any Person, but does not include a Person whose only relation with a Program is that of an independent property manager or other provider of services (such as attorneys, accountants or underwriters), whose only compensation is received in that capacity, or (b) is a “Sponsor” as otherwise defined in the NASAA Guidelines.
     2.43 Subscription Agreement means the document that is an exhibit to and part of the Memorandum that every Person who buys Units of the Company must execute and deliver with full payment for the Units and which, among other provisions, contains the written consent of each Member to the adoption of this Agreement.
     2.44 Units mean the units of equity in the Company evidencing the Company’s Interests that are (a) issued to Members upon their admission to the Company under the Subscription Agreement and the Memorandum; or (b) issued to Members under the Company’s Plan; or (c) transferred to those who become substituted Members under Section 10.2 hereof. The Manager may purchase Units on the same basis as other Members.
     2.45 Writedown means a determination by the Manager for a particular Company asset that under generally accepted accounting principles the asset on the Company’s books is impaired and the carrying value of the asset exceeds the net realizable value of the asset at the time the determination is made.
     2.46 Writedown Amount means the amount by which, at the time that a Writedown is determined, the carrying amount of an asset exceeds its net realizable value.
ARTICLE 3
THE MANAGER
     3.1 Control by Manager. Subject to the provisions of Section 3.2 and except as otherwise expressly stated elsewhere in this Agreement, the Manager has exclusive control over the business of the Company (with all acts and decisions being in its sole discretion except as specifically set forth in this Agreement), including the power to assign duties, to determine how to invest the Company’s assets, to sign bills of sale, title documents, leases, notes, security agreements, Mortgage Investments and contracts, and to assume direction of the business operations. As Manager of the Company and its business, the Manager has all duties generally associated with that position, including dealing with Members, being responsible for all accounting, tax and legal matters, performing internal reviews of the Company’s investments and loans, determining how and when to invest the Company’s capital, and determining the course of action to take for Company loans that are in default. The Manager also has all of these powers for ancillary matters. Without limiting the generality of the foregoing, the powers include the right (except as specifically set forth in this Agreement, including under Section 3.2):
3.1.1	To evaluate potential Company investments and to expend the capital of the Company in furtherance of the Company’s business;

3.1.2	To acquire, hold, lease, sell, trade, exchange, or otherwise dispose of all or any portion of Company property or any interest therein at a price and upon the terms and conditions as the Manager may deem proper;

3.1.3	To cause the Company to become a joint venturer, general or limited partner or member of an entity formed to own, develop, operate and dispose of properties owned or co-owned by the Company acquired through foreclosure of a Mortgage Loan;

3.1.4	To manage, operate and develop Company property, or to employ and supervise a property manager who may, or may not, be an Affiliate of the Manager;

3.1.5	To repay in whole or in part, refinance, increase, modify, or extend, any obligation, affecting the Company;

3.1.6	To employ from time to time, at the expense of the Company, persons, including the Manager or its Affiliates, required for the operation of the Company’s business, including employees, agents, independent contractors, brokers, accountants, attorneys, and others; to enter into agreements and contracts with persons on terms and for compensation that the Manager determines to be reasonable; and to give receipts, releases, and discharges for all of the foregoing and any matters incident thereto as the Manager may deem advisable or appropriate; provided, however, that any agreement or contract between the Company and the Manager or between the Company and an Affiliate of the Manager shall contain a provision that the agreement or contract may be terminated by the Company without penalty on sixty (60) days’ written notice and without advance notice if the Manager or Affiliate who is a party to the contract or agreement resigns or is removed under the terms of this Agreement;

3.1.7	To maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of account as of the end of each calendar year, together with all necessary tax-reporting information;

3.1.8	To purchase, at the expense of the Company, liability and other insurance to protect the property of the Company and its business;

3.1.9	To refinance, recast, modify, consolidate, extend or permit the assumption of any Mortgage Loan or other investment owned by the Company;

3.1.10	To pay all expenses incurred in the operation of the Company;

3.1.11	To lend money to the Company in accordance with the conditions set forth in Section 5.4;

3.1.12	To file tax returns on behalf of the Company and to make any and all elections available under the Code;

3.1.13	To modify, delete, add to or correct from time to time any provision of this Agreement as permitted under Section 15.4 hereof.
     3.2 Limitations on Manager’s Authority. The Manager has no authority to:
3.2.1	Do any act in contravention of this Agreement;

3.2.2	Do any act which would make it impossible to carry on the ordinary business of the Company;

3.2.3	Confess a judgment against the Company;

3.2.4	Possess Company property or assign the rights of the Company in property for other than a Company purpose;

3.2.5	Admit a person as a Manager without the prior affirmative vote or consent of a Majority, or any higher vote as may be required by applicable law;

3.2.6	Voluntarily withdraw as Manager without the prior affirmative vote or consent of a Majority unless its withdrawal would neither affect the tax status of the Company nor materially adversely affect the Members (subject to any delay in effectiveness of the withdrawal as set forth elsewhere herein);

3.2.7	Sell all or substantially all of the assets of the Company in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of a Majority;

3.2.8	Amend this Agreement without the prior affirmative vote or consent of a Majority, except as permitted by Section 15.4 of this Agreement;

3.2.9	Dissolve or terminate the Company without the prior affirmative vote or consent of a Majority;

3.2.10	Cause the merger or other reorganization of the Company without the prior affirmative vote or consent of a Majority;

3.2.11	Grant to the Manager or any of its Affiliates an exclusive right to sell any Company assets;

3.2.12	Receive or permit the Manager or any Affiliate of the Manager to receive any insurance brokerage fee or write any insurance policy covering the Company or any Company property;

3.2.13	Commingle the Company’s assets with those of any other Person;

3.2.14	Use or permit another Person to use the Company’s assets in any manner, except for the exclusive benefit of the Company;

3.2.15	Pay or award, directly or indirectly, any commissions or other compensation to any Person engaged by a potential investor for investment advice as an inducement to the advisor to advise the purchase of units; provided, however, that this clause shall not prohibit the payment of Sales Commissions;

3.2.16	Make loans to the Manager or an Affiliate of the Manager; or

3.2.17	Pay, directly or indirectly, a commission or fee (except as otherwise set forth in Article 14 hereof) to the Manager or any Affiliate of the Manager in connection with the reinvestment or distribution of the proceeds of a Capital Transaction.
     3.3 Right to Purchase Receivables and Loans. As long as the requirements of Article 4 are met and the Company adheres to the investment policy described in the Memorandum, the Manager, in its sole discretion, may at any time, but is not obligated to:
3.3.1	Purchase from the Company the interest receivable or principal on Mortgage Loans held by the Company;

3.3.2	Purchase from a senior lien holder the interest receivable or principal on mortgage loans senior to Mortgage Loans held by the Company; and/or

3.3.3	Use its own monies to cover any other costs associated with Mortgage Loans held by the Company such as property taxes, insurance and legal expenses.
     3.4 Extent of Manager’s Obligation and Fiduciary Duty. The Manager shall devote the portion of its time to the business of the Company as it determines, in good faith, to be reasonably necessary to conduct the Company’s business. The Manager shall not be bound to devote all of its business time to the affairs of the Company, and the Manager and its Affiliates may engage for their own account and for the account of others in any other business ventures and employments, including ventures and employments having a business similar or identical or competitive with the business of the Company. The Manager has fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager’s possession or control, and the Manager will not employ, or permit another to employ the Company’s funds or assets in any manner except for the exclusive benefit of the Company. The Manager will not allow the assets of the Company to be commingled with the assets of the Manager or any other Person. The Company shall not permit a Member to contract away the fiduciary duty owed to any Member by the Manager under common law. The Manager, for so long as it owns any units as a Member, hereby waives its right to vote its units and to have them considered as outstanding in any vote for removal of the Manager or for amendment of this Agreement (except as provided in Sections 3.1.12 and 15.4) or otherwise.
     3.5 Liability and Indemnification of Manager. Any right to indemnification hereunder shall be subject to the following:
3.5.1.	The Company shall not indemnify the Manager for any liability or loss suffered by the Manager, nor shall the Manager be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
a. the Manager has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company;
b. the Manager was acting on behalf of or performing services for the Company;
c. such liability or loss was not the result of the negligence or misconduct by the Manager; and
d. such indemnification or agreement to hold harmless is recoverable only out of the assets of the Company and not from the Members.
3.5.2.	Notwithstanding anything to the contrary contained in Section 3.5.1, the Manager (which shall include Affiliates only if such Affiliates are performing services on behalf of the Company) and any Person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws unless the following conditions are met:

a. there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular indemnitee; or
b. such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
c. a court of competent jurisdiction has approved a settlement of the claims against a particular indemnitee and has determined that indemnification of the settlement and related costs should be made; and
d. in the case of subparagraph c of this paragraph, the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws; provided that the court need only be advised of and consider the positions of the securities regulatory authorities of those states:
(1)	which are specifically set forth in the Company agreement; and

(2)	in which plaintiffs claim they were offered or sold Company Interests.
3.5.3.	The Company may not incur the cost of that portion of liability insurance which insures the Manager for any liability as to which the Manager is prohibited from being indemnified under this subsection.

3.5.4.	Providing an advance from Company funds to the Manager or its Affiliates for legal expenses and other costs incurred as a result of any legal action is permissible if the following conditions are satisfied:
a. the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;
b. the legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and
c. the Manager or its Affiliates undertake to repay the advanced funds to the Company in cases in which such Person is not entitled to indemnification under paragraph 1 of this section 3.5.
     3.6 Payment of Expenses by Manager. The Manager may at any time and from time to time pay any expense of the Company that is chargeable to the Company pursuant to any provision of this Agreement. The Manager is under no obligation to do so, and any payment of such expenses at any time does not obligate the Manager to pay the same or any other expense in the future.
     3.7 Assignment by the Manager. The Manager’s Interests in the Company may be assigned at the discretion of the Manager, subject to Section 10.1.

     3.8 Removal of Manager. The Manager may be removed upon the following conditions:
3.8.1	The Members may remove the Manager by written consent or vote of a Majority (excluding any Interests of the Manager being removed). This removal of the Manager, if there is no other Manager, shall not become effective for at least 120 days following the consent or vote of the Majority.

3.8.2	During the 120 day period described in Section 3.8.1, the Majority (excluding any Interests of the removed Manager) shall have the right to agree in writing to continue the business of the Company and, within six months following the termination date of the last remaining Manager, elect and admit a new Manager(s) who agree(s) to continue the existence of the Company.

3.8.3	Substitution of a new Manager, if any, shall be effective upon written acceptance of the duties and responsibilities of a Manager by the new Manager. Upon effective substitution of a new Manager, this Agreement shall remain in full force and effect, except for the change in the Manager, and business of the Company shall be continued by the new Manager. The new Manager shall thereupon execute, acknowledge and file a certificate of amendment to the Certificate of Formation of the Company in the manner required by Section 26.221 of the Delaware Law.

3.8.4	Failure of a Majority to designate and admit a new Manager within the time specified herein shall dissolve the Company, in accordance with the provisions of Article 12 of this Agreement.
     3.9 Right to Rely on Manager. Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to:
3.9.1	The identity of the Manager or any Member;

3.9.2	The existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any further manner germane to the affairs of the Company;

3.9.3	The persons who are authorized to execute and deliver any instrument or document of the Company; and

3.9.4	Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.
     3.10 Transfer of the Control of the Manager. A sale or transfer of a controlling interest in the Manager will not terminate the Company or be considered the withdrawal or resignation of the Manager. By majority vote, the Company may terminate the then Manager’s interest in the Company by paying an amount equal to the then-present fair market value of such Manager’s interest in the Company, determined as set forth in Section 11.5.
     3.11 Amendment to the Manager’s Duties. Any amendment to this Operating Agreement modifying the rights and/or duties of the Manager shall require the Manager’s written consent.

ARTICLE 4
INVESTMENT AND OPERATING POLICIES
     4.1 Commitment of Capital Contributions. The Manager shall take all reasonable steps to commit ninety-seven percent (97%) of Capital Contributions to Mortgage Loans. The Company may invest in or purchase Mortgage Loans of such duration and on such real property and with such additional security as the Manager in its sole discretion shall determine, subject to Section 4.2
     4.2 Investment Policy. In making investments, the Manager shall follow the investment policy described in the Memorandum.
ARTICLE 5
CAPITAL CONTRIBUTIONS; LOANS TO COMPANY
     5.1 Capital Contribution by Manager. The Manager (in its capacity as the Initial Member) shall contribute to the capital of the Company such amount as it deems appropriate.
     5.2 Contributions of Other Members. Members other than the Manager shall acquire units in accordance with the terms of the Subscription Agreement or any future subscription materials approved by the Manager. The names, addresses, date of admissions and Capital Contributions of the Members shall be set forth in Schedule A maintained by the Manager. The Manager shall update the Schedule A to reflect the then-current ownership of units (and Interests) without any further need to obtain the consent of any Member, and the Schedule A, as revised from time to time by the Manager, shall be presumed correct absent manifest error. Any member shall have a right to inspect such schedule upon written request to the Manager.
     5.3 Interest. No interest shall be paid on, or in respect of, any Capital Contribution by any Member, nor shall any Member have the right to demand or receive cash or other property in return for the Member’s Capital Contribution, subject to Article 11 hereof.
     5.4 Loans. The Manager or any of its Affiliates may, or any Member or Affiliate of a Member may, with the written consent of the Manager, lend or advance money to the Company. If any such persons shall make any loans to the Company or advance money on its behalf, the amount of any loan or advance shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. Any loans made by the Manager shall conform to NASAA Guidelines. The amount of any loan or advance by the Manager or its Affiliate, or a Member or an Affiliate of a Member shall be repayable out of the Company’s cash and shall bear interest at a rate of not in excess of the lesser of (i) the prime rate published, from time to time, by The Wall Street Journal, plus five percent (5%) per annum, or (ii) the maximum rate permitted by applicable law. The inability of the Company to obtain more favorable loan terms shall be a condition to obtaining such loans from the Manager or its Affiliate or a Member or Affiliate of a Member. None of the Members or their Affiliates, nor the Manager or its Affiliates, shall be obligated to make any loan or advance to the Company. This section shall be subject to the Company’s Investment Policy as it relates to transactions with the Manager or its Affiliates.
ARTICLE 6
VOTING AND OTHER RIGHTS OF MEMBERS
     6.1 No Participation in Management. Except as expressly provided in this Agreement, no Member shall take part in the conduct or control of the Company’s business or have any right or authority to act for or bind the Company.

     6.2 Rights and Powers of Members. In addition to the rights of the Members to remove and replace the Manager pursuant to Section 3.8, and as otherwise provided for in Section 3.2, the Members shall have the right to vote upon and take any of the following actions upon the approval of a Majority, without the concurrence of the Manager, and an affirmative vote of a Majority shall be required to allow or direct the Manager to:
6.2.1	Dissolve and windup the Company before the expiration of the term of the Company;

6.2.2	Amend this Agreement, subject to the rights to the Manager granted in Section 15.4 of this Agreement and subject also to the prior consent of the Manager if either the distributions due to the Manager or the duties of the Manager are affected;

6.2.3	Merge the Company or sell all or substantially all of the assets of the Company, otherwise than in the ordinary course of its business.

6.2.4	Change the nature of the Company’s business;

6.2.5	Elect to continue the business of the Company other than in the circumstances described in Section 3.8 of this Agreement.
     6.3 Meetings.
6.3.1	The Members may hold meetings of Members within or outside the State of Delaware at any place selected by the Person or Persons calling the meeting. If no other place is stated, meetings shall be held at the Company’s principal place of business as established in accordance with Section 1.3 of this Agreement. The Members may approve by written consent of a Majority any matter upon which the Members are entitled to vote at a duly convened meeting of the Members, which consents will have the same effect as a vote held at a duly convened meeting of the Members.

6.3.2	The Manager, or Members representing more than ten percent (10%) of the outstanding Interests for any matters on which the Members may vote, may call a meeting of the Company. If Members representing the requisite Interests present to the Manager a statement requesting a Company meeting, or the Manager calls the meeting, the Manager shall fix a date for a meeting and shall (within ten (10) days after receipt of a statement, if applicable) give personal or mailed notice or notice by any other means of written communication, addressed to each Member at the respective address of the Member appearing on the books of the Company or given to the Company for the purpose of notice, not less than fifteen (15) or more than sixty (60) days before the date of the meeting, to all Members of the date, place and time of the meeting and the purpose for which it has been called. Unless otherwise specified, all meetings of the Company shall be held at 2:00 p.m. local time at the principal office of the Company.

6.3.3	Members may vote in person or by proxy. A Majority, whether present in person or by proxy, shall constitute a quorum at any meeting of Members. Any question relating to the Company which may be considered and acted upon by the Members may be considered and acted upon by vote at a Company meeting, and any vote required to be in writing shall be deemed given if approved by a vote by written ballot.
     6.4 Limited Liability of Members. Units are non-assessable. No Member shall be personally liable for any of the expenses, liabilities, or obligations of the Company or for any Losses beyond the amount of the Member’s Capital Contribution to the Company and the Member’s share of any undistributed net income and gains of the Company.
     6.5 Access to Books and Records. Upon 5 business days advance written notice to the Manager, the Members and their designated representatives shall have access to books and records of the Company during the Company’s normal business hours. An alphabetical list of the names, addresses and business telephone numbers, to the extent such are available, of all Members together with the number of units held by each of them will be maintained as a part of the books and records of the Company. The Company shall make the list available on request to any Member or his representative for a stated purpose including, without limitation, matters relating to Members’ voting rights, tender offers, and the exercise of Members’ rights under federal proxy law. A copy of the Members list shall be mailed to any Member requesting it within ten business days of the request, although the Company may charge a reasonable amount for the copy work. The Member list shall be updated at least quarterly to reflect changes in the information contained therein.
     If the Manager neglects or refuses to exhibit, produce or mail a copy of the Member list as requested, the Manager shall be liable to any Member requesting the list for the costs, including attorney fees, incurred by that Member for compelling the production of the list, and for actual damages suffered by the Member by reason of the refusal or neglect. However, the Company need not exhibit, produce or mail a copy of the Member list if the actual purpose and reason for the request therefor is to secure the list or other information for the purpose of selling the list or copies thereof, or of using it for a commercial purpose other than in the interest of the Person as a Member in the Company. The Manager may require the Person requesting the list to represent that the list is not requested for any commercial purpose. The remedies provided hereunder to Members requesting copies of the list are in addition to, and shall not in any way limit, other remedies available to Members under federal or Delaware law.
     6.6 Representation of Company. Each of the Members hereby acknowledges and agrees that the attorneys representing the Company and the Manager and its Affiliates do not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or be representing any or all of the Members in any respect at any time. Each of the Members further acknowledges and agrees that the attorneys shall have no obligation to furnish the Members with any information or documents obtained, received or created in connection with the representation of the Company, the Manager and its Affiliates.
ARTICLE 7
PROFITS AND LOSSES; CASH DISTRIBUTIONS
     7.1 Allocation of Profits and Losses. The Manager shall credit all Company Profits to and charge all Company Losses against the Members in proportion to their respective Interests. The Manager shall allocate to the Members all Profits and Losses realized by the Company during any month as of the close of business on the last day of each calendar month, in accordance with their respective Interests and in proportion to the number of days during the month that they owned the Interests (i.e., a weighted average Capital Account), without regard to Profits and Losses realized for time periods within the month.

     7.2 Net Distributable Earnings . The Company shall distribute Net Distributable Earnings to Members according to the allocations provided for in Section 7.1, in cash to those Members who have on file with the Company their written election to receive cash distributions, as a pro rata share of the total Net Distributable Earnings. The Company shall make these distributions monthly in proportion to the weighted average Capital Account of each Member during the preceding calendar month.
     7.3 Net Proceeds. Net Proceeds may also be distributed to Members in cash at such time or times as the Manager shall determine, in the Manager’s sole discretion, or be retained by the Company for other uses as set forth herein. The Company may use Net Proceeds to make new loans, improve or maintain properties acquired by the Company through foreclosure or to pay operating expenses. Distributions of Net Proceeds shall be in accordance with the allocations provided for in Section 7.1 above.
     7.4 Cash Distributions Upon Dissolution. Upon dissolution and winding up of the Company, the Company shall thereafter distribute Net Distributable Earnings and Net Proceeds available for distribution, if any, to the Members in accordance with the provisions of Section 12.3 of this Agreement.
     7.5 Special Allocation Rules.
7.5.1	Minimum Gain Chargeback. Except as otherwise provided in Regulation section 1.704-2(f), notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulation section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.5.1 is intended to comply with the minimum gain chargeback requirement in Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

7.5.2	Member Minimum Gain Chargeback. Except as otherwise provided in Regulation section 1.704-2(i)(4), notwithstanding any other provision of this Article 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulation section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.5.2 is intended to comply with the minimum gain chargeback requirement in Regulation section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

7.5.3	Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Units.

7.5.4	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i)(1).

7.5.5	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulation sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulation section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulation section 1.704-1(b)(2)(iv)(m)(4) applies.

7.5.6	No allocation of Loss (or items thereof) shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member’s Capital Account (as determined after debiting such Capital Account for the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

7.5.7	For purposes of determining the Profits, Losses, Net Distributable Earnings or any other items allocable to any period, these other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Section 706 of the Code and the Regulations thereunder.
     7.6 Code Section 704(c) Allocations.
7.6.1	Income, gains, losses and deductions, as determined for Federal income tax purposes, for any Company asset which has a Gross Asset Value that differs from its adjusted basis for Federal income tax purposes shall, solely for Federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Company asset to the Company for Federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and the Regulations thereunder. In furtherance of the foregoing, it is understood and agreed that any income, gain, loss, or deduction attributable to Code Section 704(c) property shall be allocated to the Members in accordance with the traditional method of making Code Section 704(c) allocations, in accordance with Regulation 1.704-3(b).

7.6.2	If the Gross Asset Value of any Company asset is adjusted under Section 2.17, subsequent allocations of income, gain, losses and deductions, as determined for

Federal income tax purposes, for the Company asset shall, solely for Federal income tax purposes, take account of any variation between the adjusted basis of the Company asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

7.6.3	Allocations under this Section 7.6 are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.

7.6.4	Except as otherwise set forth in this Agreement, any elections or other decisions relating to allocations under this Section 7.6 shall be made by the Manager, with the review and concurrence of the Company’s accountants, in a manner that reasonably reflects the purpose and intention of this Agreement.
     7.7 Intent of Allocations. It is the intent of the Company that this Agreement comply with the safe harbor test set out in Regulation 1.704-1(b)(2)(ii)(d) and 1.704-2. If, for whatever reasons, the Company is advised by counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the Manager is granted the authority to amend the allocation provisions of this Agreement, to the minimum extent deemed necessary by counsel or its accountants to effect the plan of Allocations and Distributions provided in this Agreement. The Manager shall have the discretion to adopt and revise rules, conventions and procedures as it believes appropriate for the admission of Members to reflect Members’ Interests in the Company at the close of the years.
     7.8 Quarterly Review of Assets. For each of the Company’s Mortgage Investments and other assets, the Manager shall review the assets as of the end of each calendar quarter and determine if a Writedown is required with respect thereto. Any Writedown of an asset resulting from the review shall be effective on the last day of the calendar quarter for which the determination was made.
ARTICLE 8
REINVESTMENT PLAN
     8.1 Members’ Reinvested Distributions. A Member may elect to participate in the Company’s Reinvestment Plan (the “Plan”) at the time of his purchase of units, by electing to do so in the Subscription Agreement executed by the Member. If the Member so elects, the Member’s participation in the Plan commences after the Company has accepted the Member’s Subscription Agreement. A Member may also elect to participate in the Plan after executing the Subscription Agreement by sending a notice of such election to the Manager. Also, a Member may revoke any previous election or make a new election to participate in the Plan by sending written notice to the Manager. Any notice of an election to participate or any notice of revocation of an election to participate shall be effective for the month in which the notice is received, if received at least ten (10) days before the end of the calendar month. Otherwise the notice is effective the following month.
     8.2 Purchase of Additional Units. Under the Plan, participating Members use distributions to purchase additional units or fractional units at $10,000 per whole unit or the then current price for a unit if different from $10,000. The Manager will credit units purchased under the Plan to the Member’s Capital Account as of the first day of the month following the month in which the Reinvested Distribution is made. If a Member revokes a previous election to participate in the Plan, subsequent to the month in which the Company receives the revocation notice, the Company shall make distributions in cash to the Member instead of reinvesting the distributions in additional units.

     8.3 Statement of Account. Within 30 days after the Reinvested Distributions have been credited to Members participating in the Plan, the Manager will send to participating Members a statement of account describing the Reinvested Distributions received, the number of incremental units purchased, the purchase price per unit (if other than $10,000 per unit), and the total number of units held by the Member. Before the Members’ reinvestment of distributions in the Company, the Manager will also send an updated disclosure document to each Member that fully describes the Plan, including the minimum investment amount, the type or source of proceeds which may be reinvested and the tax consequences of the reinvestment to the Members, all to the extent deemed necessary by the Manager.
     8.4 Continued Suitability Requirements. Each Member who is a participant in the Plan must continue to meet the investor suitability standards described in the Subscription Agreement and Memorandum (subject to minimum requirements of applicable securities laws) to continue to participate in reinvestments. It is the responsibility of each Member to notify the Manager promptly if he no longer meets the suitability standards set forth in the Memorandum for a purchase of units in the offering. The Members acknowledge that the Company is relying on this notice in issuing the units, and each Member shall indemnify the Company if he fails to so notify the Company and the Company suffers any damages, losses or expenses, or any action or proceeding is brought against the Company due to the issuance of units to the Member.
     8.5 Changes or Termination of the Plan. The terms and conditions of the Plan may be amended, supplemented, suspended or terminated for any reason by the Manager at any time by sending notice thereof at least thirty (30) days before the effective date of the action to each participating Member at his last address of record.
ARTICLE 9
BOOKS AND RECORDS, REPORTS AND RETURNS
     9.1 Books and Records. The Manager shall cause the Company to keep the following:
9.1.1	Complete books and records of account in which shall be entered fully and accurately all transactions and other matters relating to the Company;

9.1.2	A current list setting forth the full name and last known business or residence address of the Manager and each Member which shall be listed in alphabetical order and stating his respective Capital Contribution to the Company and share in Members’ Equity;

9.1.3	A copy of the filed Certificate of Formation, and all amendments thereto;

9.1.4	Copies of the Company’s federal, state and local income tax returns and reports, if any, for the six (6) most recent years;

9.1.5	Copies of this Agreement, including all amendments thereto; and

9.1.6	The financial statements of the Company for the three (3) most recent years.
     All books and records shall be maintained at the Company’s principal place of business and shall be available for inspection and copying by, and at the sole expense of, any Member, or any Member’s duly authorized representatives, during the Company’s normal business hours and upon five (5) business days prior notice to the Manager.

     9.2 Annual Statements.
9.2.1	The Manager shall cause to be prepared at least annually, at the Company’s expense, audited financial statements prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report thereon containing an opinion of an independent certified public accountant. The financial statements will include: an audited balance sheet, statements of income or loss, statement of Members’ Equity, and a statement of cash flows. Copies of the financial statements and the auditor’s report shall be sent to each Member within 120 days after the close of each Fiscal Year of the Company.

9.2.2	The Manager shall cause to be prepared and distributed to the Members not later than 75 days after the close of each Fiscal Year of the Company all Company information necessary in the preparation of the Members’ federal income tax returns.
     9.3 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed with and/or delivered to appropriate federal and state regulatory and administrative bodies and/or the Members applicable, all reports required to be filed with or delivered to those entities or Members under applicable law, including those described in the Company’s undertakings in any securities filing. The reports shall be prepared using the accounting or reporting basis required by the relevant regulatory bodies. The Company will provide a copy of the reports to each Member who requests one, without expense to the Member. The Manager, at Company expense, shall file, with the Administrators for the states in which this Company is registered, as required by these states, a copy of each report referred to under this Article 9.
     9.4 Suitability Requirements. The Manager, at Company expense, shall maintain for a period of at least six years a record of the documentation indicating that a Member complies with the suitability standards set forth in the Memorandum.
     9.5 Fiscal Matters.
9.5.1	Fiscal Year. The Company has previously adopted the Fiscal Year for tax and accounting purposes. Subject to the provisions of Section 706 of the Code and approval by the Internal Revenue Service and the applicable state taxing authorities, in the Manager’s sole discretion and without the approval of a Majority, from time to time the Manager may change the Company’s fiscal year to a period to be determined by the Manager.

9.5.2	Method of Accounting. The Company shall continue to use the accrual method of accounting for both income tax purposes and financial reporting purposes.

9.5.3	Adjustment of Tax Basis. Upon the transfer of an interest in the Company, the Company may, at the sole discretion of the Manager, elect under Code Section 754, to adjust the basis of the Company property as allowed by Sections 734(b) and 743(b) thereof.

9.5.4	Tax Matters Partner. The Manager shall act as the “Tax Matters Partner” (“TMP”) and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6234 of the Code and the Regulations thereunder. The

Members agree to perform all acts necessary under Section 6231 of the Code and Regulations thereunder to designate the Manager as the TMP.
ARTICLE 10
TRANSFER OF COMPANY INTERESTS
     10.1 Interests of Manager. A successor or additional Manager may be admitted to the Company as follows:
10.1.1	With the consent of all Managers (should there be any manager other than the Manager) and a Majority, a manager may at any time designate one or more Persons to be a successor to it or to be an additional manager, in each case with the participation in the Manager’s Interests as they may agree upon, so long as the Company and the Members shall not be adversely affected thereby.

10.1.2	Upon any sale or transfer of a Manager’s Interests, if there is an additional or successor manager of the Company, the successor manager shall succeed to all the powers, rights, duties and obligations of the assigning Manager hereunder, and the assigning Manager shall thereupon be irrevocably released and discharged from any further liabilities or obligations of or to the Company or the Members accruing after the date of the transfer. The sale, assignment or transfer of all or any portion of the outstanding stock of the Manager, or of any interest therein, or an assignment of the Manager’s Interests for security purposes only, shall not be deemed to be a sale or transfer of the Manager’s Interests subject to the provisions of this Section 10.1.
     10.2 Transfer of Member’s Interest. To the extent any of the following restrictions is not necessary to the Company, in the discretion of the Manager reasonably exercised, the Manager may eliminate or modify any restriction. Subject to the immediately preceding sentence, no assignee of the whole or any portion of a Member’s Interest in the Company shall have the right to become a substituted Member in place of his assignor, unless the following conditions are first met:
10.2.1	Members may transfer fractional units, however, no Member may transfer units where, as a result of the transfer, the Member would thereafter own less than one unit, except where the transfer occurs by operation of law;

10.2.2	The assignor shall designate its intention in a written instrument of assignment, which shall be in a form and substance reasonably satisfactory to the Manager;

10.2.3	The transferring Member shall first obtain written consent of the Manager to the substitution. The Manager shall not unreasonably withhold its consent, but the Manager will withhold its consent to the extent necessary to prohibit transfers that could cause us to be classified as a publicly traded partnership. The Manager will also withhold consent if it determines that the sale or transfer will otherwise jeopardize the continued ability of the Company to qualify as a “partnership” for federal income tax purposes or that the sale or transfer may violate any applicable securities laws (including any investment suitability standards);

10.2.4	The assignor and assignee named therein shall execute and acknowledge any other instruments as the Manager may deem necessary or desirable to effect the substitution, including, but not limited to, a power of attorney;

10.2.5	The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

10.2.6	The assignee shall pay or, at the election of the Manager, obligate himself to pay all reasonable expenses connected with the substitution, including but not limited to reasonable attorneys’ fees associated therewith; and

10.2.7	The Company has received, if required by the Manager, a legal opinion satisfactory to the Manager that the transfer will not violate the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities laws, which opinion shall be furnished at the Member’s expense.
     Assignments complying with the above shall be recognized by the Company not later than the last day of the calendar month in which the written notice of assignment is received by the Company.
     10.3 Further Restrictions on Transfers. Notwithstanding any provision to the contrary contained in this Agreement, the following restrictions shall also apply to any and all proposed sales, assignments and transfer of Interests, and any proposed sale, assignment or transfer in violation of same shall be void and of no effect:
10.3.1	No Member shall make any transfer or assignment of all or any part of his Interests if said transfer or assignment would, when considered with all other transfers during the same applicable twelve month period, cause a termination of the Company for federal or Delaware state income tax (if any) purposes;

10.3.2	Appropriate legends under applicable securities laws shall be affixed to any certificates evidencing the units.

10.3.3	No Member shall make any transfer or assignment of all or any of his Interests if the Manager determines that the transfer or assignment would result in the Company being classified as a “publicly traded partnership” with the meaning of Section 7704(b) of the Code or Regulations promulgated thereunder. To prevent that:
(a)	The Manager will not permit trading of units on an established securities market within the meaning of Section 7704(b);

(b)	The Manager will prohibit any transfer of units (other than withdrawals) which would cause the sum of percentage interest in Company capital or profits represented by Interests that are sold or otherwise disposed of during any taxable year of the Company to exceed two percent (2%) of the total Interests in Company capital or profits; and

(c)	The Manager will not permit any withdrawal of units except in compliance with the provisions of this Agreement.
ARTICLE 11
DEATH, LEGAL INCOMPETENCY, OR WITHDRAWAL OF A MEMBER;
WITHDRAWAL OF THE MANAGER

     11.1 Effect of Death or Legal Incompetency of a Member on the Company. The death or legal incompetency of a Member shall not cause a dissolution of the Company or entitle the Member or his estate to a return of his Capital Account.
     11.2 Rights of Personal Representative. On the death or legal incompetency of a Member, his personal representative shall have all the rights of that Member for the purpose of settling his estate or managing his property, including the rights of assignment and withdrawal.
     11.3 Withdrawal of Members Other than Managers. With the sole discretion of the Manager reasonably exercised, the Manager may modify, eliminate or waive any such limitation on the withdrawal rights of a member as set forth below, on a case by case basis or by class so long as the modifying, waiving, or elimination of the limitation does not: (a) adversely affect rights of the other members as a whole; or (b) result in the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or Regulations promulgated thereunder. To withdraw, or partially withdraw from the Company, a Member must give written notice thereof to the Manager and may thereafter obtain the return, in cash, of his Capital Account, or the portion thereof as to which he requests withdrawal, within sixty (60) to ninety (90) days after written notice of withdrawal is received by the Manager, subject to the following limitations:
11.3.1	Except with regard to the right of the personal representative of a deceased Member under Section 11.2 above, no notice of withdrawal shall be honored and no withdrawal made of or for any units until the expiration of at least 60 days from the date of purchase of those units in the offering, other than purchases by way of automatic reinvestment of Company distributions described in Article 8 of this Agreement;

11.3.2	To assure that the payments to a Member or his representative do not impair the capital or the operation of the Company, any cash payments in return of an outstanding Capital Account shall be made by the Company only to the extent that the Manager determines that sufficient cash is available;

11.3.3	The Manager shall not be required to establish a reserve fund for the purpose of funding the payments, nor shall the Manager be required to sell or otherwise liquidate any portion of the Company’s Mortgage Investments or any other asset in order to make a cash distribution of any Capital Account under this Section 11.3;

11.3.4	Subject to the restrictions on withdrawal contained in this Agreement, the amount to be distributed to any withdrawing Member shall be an amount equal to the amount of the Member’s Capital Account as of the date of the distribution, as to which the Member has given a notice of withdrawal under this Section 11.3, notwithstanding that the amount may be greater or lesser than the Member’s proportionate share of the current fair market value of the Company’s net assets;

11.3.5	Unless the Manager determines that any distribution in excess of ten percent (10%) will not have an adverse effect on the Fund or the Members, the Manager will not permit the withdrawal during any calendar year of total amounts from the Capital Accounts of members that exceeds ten percent (10%) of the aggregate Interests, except upon the vote of the Members to dissolve the Company under this Agreement;

11.3.6	Requests by Members for withdrawal will be honored in the order in which they are received by the Manager. If any request may not be honored, due to any limitations imposed by this Section 11.3 (except the 60 day waiting limitation set forth in Subsection 11.3.1), the Manager will so notify the requesting Member in writing, whose request, if not withdrawn by the Member, will be honored if and when the limitation no longer is imposed; and

11.3.7	If a Member’s Capital Account would have a balance of less than $10,000 following a requested withdrawal, the Manager, at its discretion, may distribute to the Member the entire balance in the account.
     11.4 Withdrawal by Manager. The Manager may withdraw from the Company upon not less than 120 days written notice of the same to all Members, but only with the affirmative vote or consent of a Majority, as noted in Section 3.2. The withdrawing Manager shall not be liable for any debts, obligations or other responsibilities of the Company or this Agreement arising after the effective date of the withdrawal.
     11.5 Payment to Terminated Manager. If the business of the Company is continued as provided elsewhere in this Agreement upon the withdrawal, removal, dissolution, or bankruptcy of the Manager, then the Company shall pay to the Manager a sum equal to all amounts then accrued and owing to the Manager. The Company may terminate the Manager’s interest in the Company by paying an amount equal to the then-present fair market value of the Manager’s interest in the Company, which the Company and Manager acknowledge is the outstanding Capital Account as of the date of the removal, withdrawal, dissolution or bankruptcy. If the business of the Company is not so continued, then the Manager shall receive from the Company the sums it would have received in the course of dissolving the Company and winding up its affairs, as provided in Section 12.2 below.
     The method of payment to any terminated Manager must be fair and must protect the solvency and liquidity of the Company. Where the termination is voluntary, the method of payment will be deemed presumptively fair where it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the terminated Manager otherwise would have received under this Agreement had the Manager not terminated. Where the termination is involuntary, the method of payment will be deemed presumptively fair where it provides for an interest bearing promissory note coming due in no less than five years with equal installments each year.
     In the event the Company and the Manager disagree as to the then-present fair market value, then the dispute shall be settled by arbitration in Phoenix, Arizona, in accordance with the then current rules of the American Arbitration Association.
ARTICLE 12
DISSOLUTION OF THE COMPANY
     12.1 Events Causing Dissolution. The Company shall dissolve upon occurrence of the earlier of the following events:
12.1.1	Upon the affirmative vote or consent of a Majority;

12.1.2	The withdrawal, removal, dissolution or bankruptcy of the Manager, unless, if there is no remaining manager, a Majority agree in writing to continue the business of the Company and, within six months after the last remaining manager has ceased to be a manager, admit one or more managers who agree to such election and join the Company as managers.

     12.2 Winding Up. Upon the occurrence of an event of dissolution, the Company shall immediately be dissolved, but shall continue until its affairs have been wound up according to the provisions of the Delaware Statutes. Upon dissolution of the Company, unless the business of the Company is continued as provided above, the Manager will wind up the Company’s affairs as follows:
12.2.1	No new Mortgage Investments shall be invested in or purchased;

12.2.2	The Manager(s) shall liquidate the assets of the Company either by sale of the assets to third parties or by servicing the Company’s outstanding Mortgage Investments in accordance with their terms;

12.2.3	All sums of cash owned by the Company as of the date of dissolution, together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be distributed in accordance with Section 12.3 below.
     12.3 Order of Distribution of Assets. If the Company is dissolved under Section 12.1 above, the assets of the Company shall be distributed in accordance with Delaware Statutes Section 18-804.
     12.4 No Recourse to Manager. Upon dissolution and winding up under the Delaware Statutes, each Member shall look solely to the assets of the Company for the return of his Capital Account, and if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the amounts of the Capital Account of Members, Members shall have no recourse against the Manager or any other Member. The winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Manager. The Manager is hereby authorized to do any and all acts and things authorized by law for these purposes. If the Manager becomes insolvent or bankrupt, dissolves, withdraws or is removed by the Members, the winding-up of the affairs of the Company and the distribution of its assets shall be conducted by the person or entity selected by a vote of a Majority, which person or entity is hereby authorized to do any and all acts and things authorized by law for such purposes.
     12.5 Compliance With Timing Requirements of Regulations. If the Company is “liquidated” within the meaning of Regulation 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article 12 (if such liquidation constitutes a dissolution of the Company) or Article 7 hereof (if it does not) to the Manager and Members who have positive Capital Accounts in compliance with Regulation 1.704-1(b)(2)(ii)(b)(2).
ARTICLE 13
ROLL-UPS
     13.1 Roll-Up Transactions: Appraisal. If the Company proposes to enter into a Roll-Up transaction, an appraisal of all Company assets shall be obtained from a competent, Independent Expert. If the appraisal will be included in a Memorandum to offer the securities of a Roll-Up entity to the Members, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the Registration Statement for that offering. The Independent Expert will appraise the assets of the Company on a consistent basis, and conduct the appraisal based on an evaluation of the Company’s assets as of a date immediately before the announcement of the proposed Roll-Up. In performing the appraisal, the Independent Expert shall assume an orderly liquidation of the Company’s assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and its Members. The Company shall include a summary of the Independent Expert’s appraisal, indicating all material assumptions underlying the appraisal, in a report to the Members regarding the proposed Roll-Up.
     13.2 Members’ Rights in a Roll-Up. If a Roll-Up is effected as to the Company, the Roll-Up Entity making the offer to the Company shall offer to each Member who votes against the Roll-Up the choice of:
13.2.1	accepting the securities of the Roll-Up Entity that were offered in the proposed Roll-Up, or

13.2.2	either (a) remaining as a Member of the Company and preserving its Interests therein unchanged; or (b) receiving cash in an amount equal to the Member’s pro-rata share of the appraised Net Asset Value of the Company.
     13.3 Limitations on Roll-Ups. The Company’s ability to participate in a Roll-Up is also subject to the following:
13.3.1	The Company shall not participate in any proposed Roll-Up which would result in Members having voting rights in the Roll-Up Entity which are less than those provided in Section 6.2 of this Agreement.

13.3.2	If the Roll-Up Entity is a corporation, the voting rights of the Members shall correspond to the voting rights provided in this Agreement to the extent reasonably possible.

13.3.3	The Company will not participate in any proposed Roll-Up which includes provisions which would operate to materially impede or frustrate the accumulation of shares, units or other equity interests, however denominated, by any purchaser of the securities of the Roll-Up Entity (except to the minimum necessary to preserve the tax status of the Roll-Up Entity).

13.3.4	The Company will not participate in any proposed Roll-Up which would limit the ability of a Member to exercise the voting rights of the securities of the Roll-Up Entity on the basis of the value of the Interests held by the Member.

13.3.5	The Company will not participate in any proposed Roll-Up in which the Members’ rights as securities holders to access the records of the Roll-Up Entity will be less than those provided for in this Agreement or in which any of the costs of the Roll-Up transaction would be borne by the Company if the Roll-Up is not approved by necessary vote of the Members.
ARTICLE 14
COMPENSATION TO THE MANAGER AND ITS AFFILIATES
     The Company shall pay the Manager the compensation and permit the Manager to charge and collect the fees and other amounts from borrowers as set forth in the Memorandum. The Company shall pay the Manager an annual management fee of 0.25% of the Earning Asset Base and shall pay to the Manager 25% of late fees, penalties or any net proceeds from the sale of a foreclosed asset after payment to the Company of its principal and interest due in connection with the loan associated with the foreclosed asset. Any amendment to this Operating Agreement modifying the Manager’s compensation or distribution to which the Manager is entitled shall require the Manager’s consent. No additional reimbursement shall be paid to the Manager or its Affiliates for any general or administrative overhead expenses incurred by the Manager or its Affiliates or for any other expenses they may incur. The Company will pay all direct expenses in connection with its operations, except for the preparation of financial statements which will be provided at the Manager’s expense.
ARTICLE 15
MISCELLANEOUS
     15.1 Covenant to Sign Documents. Each Member covenants, for himself and his successors and assigns, to execute, with acknowledgment or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient to form the Company and to achieve its purposes, including, without limitation, any amendments to the Certificate of Formation and any filings, records or publications necessary or appropriate under the laws of any jurisdiction in which the Company shall conduct its business.
     15.2 Notices. Except as otherwise expressly provided for in this Agreement, all notices which any Member may desire or may be required to give any other Members shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage pre-paid. Notices to Members shall be addressed to the Members at the last address shown on the Company records. Notices to the Manager or to the Company shall be delivered to the Company’s principal place of business, as set forth in Section 1.3 above or as hereafter changed as provided herein.
     15.3 Right to Engage in Competing Business. Nothing contained in this Agreement shall preclude any Member from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the other Members, without participation by the other Members, and without liability to them or any of them. Each Member waives any right he may have against the Manager for using for its own benefit information received as a consequence of the Manager’s management of the affairs of the Company. This Section 15.3 shall be subject in its entirety to the fiduciary duty of the Manager set forth in Section 3.4.
     15.4 Amendment. This Agreement is subject to amendment by the affirmative vote of a Majority in accordance with Section 6.2; provided, however, that no amendment shall be permitted if the effect of such amendment would be to increase the duties or liabilities of any Member or materially adversely affect any Member’s interest in Profits, Losses, Company assets, distributions, management rights or voting rights, except as agreed by that Member. In addition, and notwithstanding anything to the contrary contained in this Agreement, the Manager shall have the right to amend this Agreement, without the vote or consent of any of the Members, if, in the reasonable judgment of the Manager, such amendment does not adversely affect the rights of the Members, including, without limitation, an amendment:
15.4.1	to grant to Members (and not solely the Manager in its capacity as a Member) additional rights, remedies, powers or authority that may lawfully be granted to or conferred upon them;

15.4.2	to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions for matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

15.4.3	to conform this Agreement to applicable laws and regulations, including without limitation, federal and state securities and tax laws and regulations, and the NASAA Guidelines;

15.4.4	in the form of a revision to or updating of Schedule A in accordance with Section 5.2 hereof; and

15.4.5	to elect for the Company to be governed by any successor Delaware statute governing limited liability companies.
     The Manager shall notify the Members within a reasonable time of the adoption of any amendment.
     15.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto regarding the subject matter contained herein.
     15.6 Waiver. No waiver by any party hereto or any breach of, or default under, any provision of this Agreement by any party shall be construed or deemed a waiver of any breach of or default under any other provision of this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement for any future breach or default of the same provision of this Agreement.
     15.7 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     15.8 Application of Delaware Law. This Agreement and the application or interpretation thereof shall be governed, construed, and enforced exclusively by its terms and by the law of the State of Delaware.
     15.9 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.
     15.10 Number and Gender. Whenever the singular form is used in this Agreement it includes the plural when required by the context, and the masculine gender shall include the feminine and neuter genders.
     15.11 Counterparts. This Agreement may be executed in counterparts, any or all of which may be signed by Manager on behalf of the Members as their attorney-in-fact.
     15.12 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Company any right that it may have to maintain any action for partition for any property of the Company.
     15.13 Defined Terms. All terms used in this Agreement which are defined in the Memorandum shall have the meanings assigned to them in said Memorandum, unless this Agreement shall provide for a specific definition in Article 2.
     15.14 Binding on Assignees. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, subject to the provisions of Section 10.2, which control the assignment or other transfer of Company Interests.